Exhibit 15.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No.333-206466 on Form S-8 of our report dated April 29, 2016, relating to the consolidated financial statements of JMU Limited (the “Company”), its subsidiaries, its variable interest entity (the “VIE”) and the VIE’s subsidiaries (collectively, the “Group”) for the year ended December 31, 2015 (which report expresses an unqualified opinion and includes an explanatory paragraph regarding uncertainty about the Group's ability to continue as a going concern) appearing in this Annual Report on Form 20-F of JMU Limited for the year ended December 31, 2017.

/s/Deloitte Touche Tohmatsu Certified Public Accountants LLP
Deloitte Touche Tohmatsu Certified Public Accountants LLP
Beijing, the People’s Republic of China
April 24, 2018